Exhibit 23.3

SRK Denver 7175 West Jefferson Avenue Suite 3000 Lakewood, CO 80235

T: 303.985.1333 F: 303.985.9947 denver@srk.com www.srk.com

CONSENT

CERTIFICATE AND CONSENT

TO: Geovic Mining Corp. (the “Company”)

RE: Annual Report of the company to the United States Securities and Exchange Commission on Form 10-K

In connection with the Company’s Annual Report to the United States Securities and Exchange Commission on Form 10K for the year ended December 31, 2013, and any amendment thereto (the “Annual Report”), I, Bret Swanson, on behalf of SRK Consulting (U.S.), Inc. (“SRK”) and personally, hereby consent (1) to the use of SRK’s name in connection with references to SRK’s involvement in the preparation of the technical report entitled: (i) Nkamouna and Mada Deposits, East Province, of Cameroon Africa, dated June 2, 2011 (the “Technical Report”) and to the use of the Technical Reports in the Annual Report, and (2) to the reference to each of us as a “Qualified Person” in connection with the preparation of the Technical Report.

We hereby confirm that we have read the Annual Report and we have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Reports or that is within our knowledge as a result of the services SRK performed in connection with the Technical Reports.

Dated this 26th of March, 2014.

Sincerely

SRK Consulting (U.S.), Inc.

By:	/s/ Bret Swanson
Bret Swanson, BEng Mining, MAusIMM, MMSAQP
Principal Consultant (Mining Engineer)/Practice Leader